Filed Pursuant to Rules 424(b)(3) and 424(c)
Registration Statement No. 33-92424

CONOLOG CORPORATION

Prospectus Supplement Dated November 20, 1997 to
Prospectus Dated August 16, 1995

On November 18, 1997, the Board of Directors of Conolog
Corporation, a Delaware corporation (the "Company"), decided to extend the expiration date of the Company's
Class A Warrants from August 16, 1998 to August 30, 2002.

I:\CORP\CONOLOG\78120MAL.001
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